As filed with the Securities and Exchange Commission on May 24, 2017

Registration No. 333-217229

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

CONNECTICUT WATER SERVICE, INC.

(Exact Name of registrant as specified in its charter)

Connecticut	06-0739839
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

93 West Main Street

Clinton, Connecticut 06413

(860) 669-8636

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David C. Benoit

Senior Vice President-Finance, Chief Financial Officer and Treasurer

Connecticut Water Service, Inc.

93 West Main Street

Clinton, Connecticut 06413

Telephone: (860) 664-6030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to: Edward B. Whittemore, Esq. Murtha Cullina LLP CityPlace, 29th Floor 185 Asylum Street Hartford, Connecticut 06103 Telephone: (860) 240-6075	With a copy to: Anthony M. MacLeod, Esq. Whitman Breed Abbott & Morgan LLC 500 West Putnam Avenue Greenwich, Connecticut 06830 Telephone: (203) 862-2458

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities being registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)(4)
Common Stock (without par value)	525,900	Not applicable	$9,315,976.02	$1,079.72

(1)	Represents the maximum number of shares of Common Stock of the registrant, Connecticut Water Service, Inc. (“CWS”) estimated to be issued to the former stockholders of The Avon Water Company (“AWC”) pursuant to the Merger of WC-A I, Inc., a wholly-owned subsidiary of the registrant, with and into AWC, as described herein, based on the product of: (1) 122,289 shares of AWC Common Stock issued and outstanding as of January 1, 2017, and (ii) an Exchange Ratio of 4.30-to-1, and an assumed price of $53.00 per share of CWS Common Stock. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Connecticut Water Service, Inc. Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	In the Merger described in the enclosed proxy statement/prospectus, each share of AWC Common Stock shall be converted into and exchangeable for (i) shares of Connecticut Water Service, Inc. Common Stock (the “Stock Consideration”); and (ii) a cash payment of $50.37 per share (the “Cash Consideration”). The aggregate number of CWS shares to be issued and sold as the Stock Consideration, and the offering price per share, in the Merger will not be determined until the third (3rd) trading day prior to the closing of the Merger. Therefore, the maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, in accordance with Rule 457(f)(2) adopted thereunder, by multiplying the book value per share of $76.18 per share for AWC Common Stock as of December 31, 2016 by 122,289, which is number of shares of AWC Common Stock to be cancelled in the Merger described herein.
(3)	Calculated in accordance with Section 6(b) of the Securities Act of 1933 and SEC Fee Advisory #1 for Fiscal Year 2017 at a rate equal to 0.0001159 multiplied by the proposed maximum aggregate offering price.
(4)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY STATEMENT

This Registration Statement on Form S-4 (initially filed on April 10, 2017, Registration No. 333-217229, the “Registration Statement”) relates to 525,900 shares of common stock, without par value (“Common Stock”), of Connecticut Water Service, Inc. (the “Company”), to be issued to the former stockholders of The Avon Water Company (“AWC”) pursuant to (i) the Agreement and Plan of Merger, dated as of October 11, 2016, as amended on March 29, 2017 (the “Merger Agreement”), by and among the Company, WC-A I, Inc., and AWC, and (ii) the transactions contemplated thereby, including the merger of WC-A I, Inc. with and into AWC upon the terms and conditions set forth in the Merger Agreement, as more fully described in the Proxy Statement/Prospectus that is included in the Registration Statement.

The Company is filing this Amendment No. 1 to its Registration Statement (“Amendment No. 1”) solely to include the updated consent of Baker Tilly Virchow Krause, LLP, the Company’s independent registered public accounting firm. Accordingly, this Amendment No. 1 consists only of this explanatory note, and revised versions of the facing page and Exhibit 23, including the signatures and the exhibit index. This Amendment No. 1 does not contain a copy of the Proxy Statement/Prospectus that was included in the Company’s Registration Statement on Form S-4 as filed on April 10, 2017, and is not intended to amend or delete any part of the Proxy Statement/Prospectus.

SIGNATURES

Pursuant to requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton, State of Connecticut, on May 24, 2017.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ Eric W. Thornburg
Eric W. Thornburg
	Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of Connecticut Water Service, Inc. in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric W. Thornburg Eric W. Thornburg (Principal Executive Officer)	Director, President, Chairman of the Board and Chief Executive Officer	May 24, 2017

/s/ David C. Benoit David C. Benoit (Principal Financial Officer)	Senior Vice President – Finance, Chief Financial Officer and Treasurer	May 24, 2017

/s/ Robert C. Doffek Robert C. Doffek (Principal Accounting Officer)	Controller	May 24, 2017

/s/ Richard H. Forde* Richard H. Forde	Director	May 24, 2017

/s/ Mary Ann Hanley* Mary Ann Hanley	Director	May 24, 2017

/s/ Heather Hunt* Heather Hunt	Director	May 24, 2017

/s/ Bradford A. Hunter* Bradford A. Hunter	Director	May 24, 2017

/s/ Lisa J. Thibdaue* Lisa J. Thibdaue	Director	May 24, 2017

/s/ Carol P. Wallace* Carol P. Wallace	Director	May 24, 2017

/s/ Ellen C. Wolf* Ellen C. Wolf	Director	May 24, 2017

*By:	/s/ David C. Benoit
David C. Benoit
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated October 11, 2016 by and among Connecticut Water Service, Inc., The Avon Water Company and WC-A I, Inc. (filed as Exhibit 2.1 to Form 8-K filed on October 12, 2016).

2.2	Amendment to Agreement and Plan of Merger, dated March 29, 2017 (filed as Exhibit 2.1 to Form 8-K filed on April 3, 2017).

3.1	Certificate of Incorporation of Connecticut Water Service, Inc. amended and restated as of April, 1998. (filed as Exhibit 3.1 to Form 10-K for the fiscal year ended 12/31/98).

3.2	By-Laws, as amended, of Connecticut Water Service, Inc. as amended and restated as of August 16, 2007. (filed as Exhibit 3.1 to Form 8-K filed on August 21, 2007).

3.3	Certification of Incorporation of The Connecticut Water Company effective April, 1998. (filed as Exhibit 3.3 to Form 10-K for the fiscal year ended 12/31/98).

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Connecticut Water Service, Inc. dated August 6, 2001. (filed as Exhibit 3.4 to Form 10-K for the fiscal year ended 12/31/01).

4.1	No long-term debt instrument issued by the Registrant exceeds 10% of consolidated assets or is being registered hereby. (1)

5.1*	Opinion of Murtha Cullina LLP, regarding the legality of the securities being registered

8.1*	Opinion of Murtha Cullina LLP, as to certain tax matters.

23.1**	Consent of Baker Tilly Virchow Krause, LLP.

23.2*	Consent of Murtha Cullina LLP is included in its legal opinion filed as Exhibit 5.

99.1*	Form of Proxy Card of The Avon Water Company.

*	= previously filed
**	= filed herewith
(1)	In accordance with paragraph 4(iii) of Item 601(b) of Regulation S-K, the Registrant will furnish to the Securities and Exchange Commission upon its request copies of long-term debt instruments and related agreements of Connecticut Water Service, Inc. and its consolidated subsidiaries.